Exhibit 10.2

FORM OF MUTUAL WAIVER

This Mutual Waiver is executed by Fisher Communications, Inc. (the “Company”) and the undersigned executive of the Company (the “Executive”) as of this      day of             , 2013. Reference is hereby made to that certain Change of Control Agreement by and between the Company and the Executive (the “CC Agreement”). Capitalized terms used in this Waiver and not otherwise defined shall have the meanings ascribed to them in the CC Agreement.

Recitals

WHEREAS, the CC Agreement provides certain rights and benefits to the Executive in the event of a qualifying Change of Control (a “Triggering CC”);

WHEREAS, in accordance with the CC Agreement, certain changes in the composition of the Company’s Board of Directors (a “Board Change”) qualify as a Triggering CC;

WHEREAS, Section 2 of the CC Agreement provides that either party may provide a notice of nonrenewal to the other party at least ninety (90) days prior to the end of the Term (the “Nonrenewal Right”); and

WHEREAS, if the Nonrenewal Right is not exercised, then the Term of the CC Agreement automatically renews for a two (2) year period;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Executive and Company hereby agree as follows:

1.	The Executive hereby waives all rights, interests and remedies pursuant to the CC Agreement arising solely as a result of any Board Change occurring prior to the date of this Waiver.

2.	The Company hereby waives the Nonrenewal Right for the current Term of the CC Agreement, which ends on August 24, 2013.

3.	In accordance with Section 14 of the CC Agreement, this Mutual Waiver shall not constitute a waiver in any other instance or circumstance and shall have no effect on the Executive’s rights, interests or remedies in the event of any Change of Control other than a Board Change occurring prior to the date of this Mutual Waiver, including without limitation, any Change of Control arising out of any and sale of Company assets or capital stock, or one or more changes in the composition of the Company’s Board of Directors on or after the date of this Mutual Waiver.

4.	Executive represents and agrees that Executive has read this Mutual Waiver, understands its terms and the fact that it waives certain rights Executive might have against the Company, understands that Executive has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and executes and delivers this Mutual Waiver without duress or coercion from any source.

IN WITNESS WHEREOF, the parties have executed this Mutual Waiver as of the date first indicated above.

Fisher Communications, Inc.	Executive

By:	By:

Name:	Name:

Title: